NSAR 77O

VK Tax Managed Equity Growth Fund
10f-3 Transactions
March 1, 2003 through August 31, 2003

Underwriting # Underwriting Purchased  Amount of Shares   % of        Date
                           From          Purchased      Underwriting


1        Ipass Inc         S G Cowen          100            0.002%   7/23/03

2        Amphenol        Merrill Lynch        600            0.007%   8/15/03

Principal Underwriters for #1
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston
Thomas Weisel Partners LLC


Principal Underwriters for #2
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
Citigroup
Merrill Lynch & Co.
Lehman Brothers
UBS Investment Bank
JPMorgan
Thomas Weisel Partners LLC